EXHIBIT 99.1

NEWS RELEASE
For Release on May 4, 2010	Contact: Pat Lawlor
4:00 PM (ET) (925) 328-4656	Vice President, Finance/Chief Financial Officer

Giga-tronics Reports Sixth Straight Quarterly Profit

San Ramon, CA - Giga-tronics Incorporated (NASDAQ:GIGA) reported today its sixth consecutive quarterly net profit of $285,000 or $0.06 per fully diluted share for the fourth quarter ended March 27, 2010.  This compares with a net profit of $383,000 or $0.08 per fully diluted share for the same period a year ago.  Net sales increased 1% to $5,181,000 in the fourth quarter of fiscal 2010 compared to $5,145,000 in the fourth quarter of fiscal 2009.  Gross margin of $2,154,000 decreased by $195,000 over the same quarter last year.  Gross margin as a percentage of net sales decreased by 4.1% to 41.6% in the fourth quarter of fiscal 2010 as compared to 45.7% in the fourth quarter of fiscal 2009.   Operating expenses improved by 4.9% or $97,000 in the fourth quarter of fiscal 2010 due to a reduction in sales and marketing expense of $53,000 and general and administrative expense of $91,000.  Orders increased 51% in the fourth quarter of fiscal 2010 to $3,350,000 from $2,224,000 for the fourth quarter of fiscal 2009.
Net profit for the year ended March 27, 2010 was $1,300,000 or $0.26 per fully diluted share compared with a net loss of $330,000 or $0.07 per fully diluted share for the same period last year.  Net sales improved by 9.4% to $19,057,000 in the twelve month period ended March 27, 2010 compared to $17,421,000 for the same period a year ago.  Gross margin of $8,435,000 improved by $931,000 over the same twelve month period last year.  Gross margin as a percentage of net sales improved by 1.2% to 44.3% for the fiscal year 2010 as compared to 43.1% for the fiscal year 2009.  Operating expenses improved by 10.1% or $799,000 for the fiscal year 2010 due to a reduction in product development expenses of $453,000, a reduction in sales and marketing of $150,000 and general and administrative expenses of $196,000.  The reduction in product development expenses was due to customer funded development.  Orders decreased for the twelve months ended March 27, 2010 to $18,448,000 compared to $18,998,000 for the same period of fiscal 2009.
Non-GAAP net income, which excludes share based compensation, for the three month period ended March 27, 2010 would have been $57,000 higher, or $342,000.  Non-GAAP basic and diluted earnings per share would have been $0.07 compared to $0.06 as reported.  For the same period last year, the Company’s non-GAAP net income would have been $97,000 higher or $480,000 and the basic and diluted earnings per share would have been $0.10 compared to $0.08 as reported.
Non-GAAP net income for the twelve month period ended March 27, 2010 would have been $187,000 higher, or $1,487,000.  Non-GAAP basic and diluted earnings per share would have been $0.31 compared to $0.26 as reported.  For the same period last year, the Company’s non-GAAP net loss would have been $270,000 lower or $60,000 and the basic and diluted share loss would have been $0.01 compared to $0.07 as reported.
Backlog at March 27, 2010 was $8.5 million (approximately $7.6 million is shippable within one year) as compared to $9.1 million (approximately $6.8 million was shippable within one year) at March 28, 2009.
Cash and cash equivalents at March 27, 2010 were $3,074,000 compared to $2,457,000 as of December 26, 2009.  The Company paid off its outstanding line of credit of $500,000 during the current quarter.
Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the fourth quarter results. To participate in the call, dial (877) 407-8035 domestically or (201) 689-8035 for international.  The call will also be broadcast over the internet at www.gigatronics.com under “Investor Relations”.  The conference call discussion reflects management’s views as of May 4, 2010 only.
Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in both defense electronics and wireless telecommunications.
Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”.
This press release contains forward-looking statements concerning profitability, backlog and shipments.  Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables.  For further discussion, see Giga-tronics’ most recent annual report on Form 10-K for the fiscal year ended March 28, 2009 and the annual report on Form 10-K for the fiscal year ended March 27, 2010 (to be filed shortly) Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands except share data)	March 27, 2010	March 28, 2009
Assets
Current Assets
Cash and cash equivalents	$3,074	$1,518
Trade accounts receivable, net of allowance of $95 and $102, respectively	4,332	3,110
Inventories, net	5,803	5,409
Prepaid expenses and other current assets	383	430
Total current assets	13,592	10,467

Property and equipment
Leasehold improvements	315	373
Machinery and equipment	15,590	15,462
Office furniture and fixtures	786	788
Total property and equipment	16,691	16,623
Less accumulated depreciation and amortization	16,380	16,317
Property and equipment, net	311	306
Other assets	16	16
Total assets	$13,919	$10,789

Liabilities and shareholders' equity
Current liabilities
Accounts payable	$881	$1,219
Accrued commission	227	144
Accrued payroll and benefits	698	397
Accrued warranty	139	177
Deferred revenue	2,682	959
Deferred rent	---	118
Capital lease obligations	57	16
Other current liabilities	225	306
Total current liabilities	4,909	3,336

Long term obligation - Deferred rent	31	96
Long term obligation – Capital lease	36	25
Total liabilities	4,976	3,457

Commitments and contingencies	---	---

Shareholders' equity
Preferred stock of no par value; Authorized 1,000,000 shares;
no shares outstanding at March 27, 2010 and March 28, 2009	---	---
Common stock of no par value; Authorized 40,000,000 shares; 4,891,394
shares at March 27, 2010 and 4,824,021 at March 28, 2009 issued and outstanding	13,979	13,668
Accumulated deficit	(5,036)	(6,336)
Total shareholders' equity	8,943	7,332
Total liabilities and shareholders' equity	$13,919	$10,789

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Year Ended
(In thousands except per share data)	March 27, 2010	March 28, 2009	March 27, 2010	March 28, 2009
Net sales	$5,181	$5,145	$19,057	$17,421
Cost of sales	3,027	2,796	10,622	9,917
Gross profit	2,154	2,349	8,435	7,504

Engineering	465	418	1,522	1,975
Selling, general and administrative	1,404	1,548	5,593	5,939
Total operating expenses	1,869	1,966	7,115	7,914

Operating income (loss) from continuing operations	285	383	1,320	(410)

Other expense	1	---	---	---
Interest (expense) income, net	---	---	(16)	7
Income (loss) from continuing operations
before income taxes	286	383	1,304	(403)
Provision for income taxes	1	---	4	2
Income (loss) from continuing operations	285	383	1,300	(405)
Income on discontinued operations, net of
income taxes of nil for 2010 and 2009	---	---	---	75
Net income (loss)	$285	$383	$1,300	$(330)

Basic earnings (loss) per share:
From continuing operations	$0.06	$0.08	$0.27	$(0.08)
On discontinued operations	---	---	---	0.01
Net earnings (loss) per share - basic	$0.06	$0.08	$0.27	$(0.07)

Diluted earnings (loss) per share:
From continuing operations	$0.06	$0.08	$0.26	$(0.08)
On discontinued operations	---	---	---	0.01
Net earnings (loss) per share - diluted	$0.06	$0.08	$0.26	$(0.07)

Shares used in per share calculation:
Basic	4,887	4,824	4,846	4,824
Diluted	5,013	4,824	4,907	4,824